SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED)     OCTOBER 4, 1996
                                                  ------------------------


                              CHS ELECTRONICS, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     FLORIDA
--------------------------------------------------------------------------------
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

               0-24244                              65-0263022
      -------------------------          ---------------------------------
      (COMMISSION FILE NUMBER)           (IRS EMPLOYER IDENTIFICATION NO.)

      2153 N.W. 86TH AVENUE
         MIAMI, FLORIDA                                          33122
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   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE    (305) 716-8273
                                                   -------------------


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                               Page 1 of __Pages

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

            On October 4, 1996, CHS Electronics, Inc. (the "Registrant" or "CHS") consummated its acquisition of certain assets of Merisel, Inc., a Delaware corporation ("Merisel"), pursuant to and in accordance with that certain Purchase Agreement, dated as of September 27, 1996 (the "Purchase Agreement"), by and among the Registrant and Merisel, as amended on October 4, 1996.

            Pursuant to the Purchase Agreement, CHS acquired certain subsidiaries of Merisel with operations in Austria, France, Germany, Mexico, The Netherlands, Switzerland, the United Kingdom and Latin America (the "Acquired Entities"). CHS also acquired certain assets of a Merisel subsidiary consisting of certain operating systems in connection therewith (the assets acquired are referred to herein as the "Acquired Assets"). The Acquired Entities are engaged in the same business as CHS, the distribution of microcomputer products, networking products and software.

       The purchase price for the Acquired Entities and the Acquired Assets was approximately $154 million, subject to an audit of the closing balance sheets of the Acquired Entities.

       CHS funded the acquisition of the Acquired Entities and the Acquired Assets through a combination of approximately $36 million in cash (principally with funds obtained through the sale of common stock of the Registrant to the public in June 1996), $55 million received from the factoring of receivables of the Acquired Entities and $63 million in asset secured borrowing including the assumption of the continuing liability of Merisel (U.K.) Limited (one of the Acquired Entities) under an Asset Securitization Agreement.

            The acquisition will be accounted for as a "purchase" for financial reporting purposes.

            CHS presently intends to continue the respective operations of the Acquired Entities and the Acquired Assets in substantially the same manner as conducted prior to the acquisition and anticipates that its operations acquired from Merisel will continue to grow from expanded sales to existing customers and from an increased share of their markets. CHS will attempt to take advantage of opportunities for profitable restructuring or disposition of certain of its assets. CHS also intends to integrate the Acquired Entities and the Acquired Assets to the extent appropriate in order to take advantage of certain synergistic efficiencies presented by the acquisition.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a)   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                  The audited financial statements of Merisel, Inc.'s European, Latin American and Mexican subsidiaries for the indicated periods are attached hereto as Attachment 7(a) and are incorporated herein by this reference.

            (b)   PRO FORMA FINANCIAL INFORMATION.

                  The unaudited pro forma condensed consolidated financial statements of CHS Electronics, Inc. for the indicated periods are attached hereto as Attachment 7(b) and are incorporated herein by this reference.

            (c)   EXHIBITS.                                    SEQUENTIAL
                                                                PAGE NO.

                  2.1 Purchase Agreement, dated as of September 27, 1996, by and among the Registrant, Merisel, Inc. and Merisel Europe, Inc., together with Amendment thereto dated October 4, 1996*

* Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on October 18, 1996.

                                          SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      CHS ELECTRONICS, INC.

Date:  December 17, 1996              By: /S/ CRAIG TOLL
                                      -----------------------------------------
                                          Craig Toll
                                          Treasurer and Chief Financial Officer

                                ATTACHMENT 7(a)


    ----------------------------------------------------------------------------
       MERISEL, INC.'S EUROPEAN, LATIN AMERICAN AND MEXICAN SUBSIDIARIES

       COMBINED BALANCE SHEETS AS OF DECEMBER 31, 1995 AND 1994 AND COMBINED STATEMENTS OF OPERATIONS, CHANGES IN STOCKHOLDER'S EQUITY, AND CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995 AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying combined balance sheets of Merisel, Inc.'s (the "Company") European, Latin American and Mexican subsidiaries as of December 31, 1995 and 1994, and the related combined statements of operations, changes in stockholder's equity, and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for out opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Merisel, Inc.'s. European, Latin American and Mexican subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

December 6, 1996


/s/ DELOITTE & TOUCHE LLP
---------------------------
Deloitte & Touche LLP

       MERISEL, INC.'S EUROPEAN, LATIN AMERICAN AND MEXICAN SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                   DECEMBER 31, 1995 AND 1994 (IN THOUSANDS)

ASSETS                                          1995          1994
                                                ----          ----
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                        $2,204
  Accounts receivable, net of allowance of
   $6,329 and $5,291 at December 31, 1995
   and 1994, respectively (Notes 1 and 3)   $149,762       159,967
  Inventories (Note 1)                       161,732       110,214
  Prepaid expenses and other current assets    1,654         4,164

  Income taxes receivable (Notes 1 and 5)      6,947         1,996
                                            --------       -------
             Total current assets            320,095       278,545

PROPERTY AND EQUIPMENT, Net (Notes 1,        17,868         14,780
4 and 7)

COST IN EXCESS OF NET ASSETS ACQUIRED         1,058            509

OTHER ASSETS                                  2,682          1,438



TOTAL                                       --------       -------
                                           $341,703       $295,272
                                            --------       -------




LIABILITIES AND STOCKHOLDER'S EQUITY            1995            1994
                                                ----            ----
CURRENT LIABILITIES:
  Accounts payable                           $153,697        $99,075
  Intercompany accounts payable
   (Note 1)                                     2,926          5,826
  Accrued liabilities                          29,863         15,013
  Short-term debt (Note 6)                     21,620         21,408
  Current portion of capitalized lease
   obligation (Note 7)                          1,109
  Intercompany sundry payables (Note 1)         5,516          3,485
  Income taxes payable (Notes 1 and 5)            696            443
                                             --------        -------
        Total current liabilities            215,427         145,250
                                             --------        -------

ADVANCES FROM MERISEL, INC. (Note 1)          18,815          18,100
                                             --------        -------
LONG-TERM DEBT (Note 6)                       59,333          80,205
                                             --------        -------
 CAPITALIZED LEASE OBLIGATIONS (Note 7)        4,504
                                             --------
DEFERRED INCOME TAXES (Notes 1 and 5)             89             238
                                             --------        -------
COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS EQUITY:
 Capital Stock                                 3,878           3,878
 Additional paid-in capital                   58,612          58,761
 Accumulated deficit                         (22,267)         (8,188)
 Cumulative translation adjustment             3,312          (2,972)
                                             --------        -------
        Total stockholder's equity            43,535          51,479
                                             --------        -------
TOTAL                                       $341,703        $295,272
                                             --------        -------


            See accompanying notes to combined financial statements.

MERISEL, INC.'S EUROPEAN, LATIN AMERICAN AND
MEXICAN SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 (IN THOUSANDS)


                                              YEARS ENDED DECEMBER 31,
                                     -------------------------------------------
                                     1995               1994               1993

NET SALES (Note 1)                $1,279,482           $994,189        $668,488
COST OF SALES (Note 1)             1,193,673            922,381         612,758
                                   ---------            -------          -------
GROSS PROFIT                          85,809             71,808          55,730
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES (Note 1 and 8)              89,400             76,897          54,185
RESTRUCTING CHARGE (Note 2)            4,089
                                   ---------            -------          -------
OPERATING (LOSS) INCOME               (7,680)            (5,089)          1,545

INTEREST EXPENSE (Note 1 and 6)        9,759              8,531           3,623

OTHER EXPENSE (Note 3)                 2,207              1,877           1,088
                                   ---------            -------          -------

LOSS BEFORE INCOME TAXES             (19,646)           (15,497)         (3,166)

(BENEFIT) PROVISION FOR INCOME
 TAXES (Note 1 and 5)                 (5,567)            (3,352)            681
                                   ---------            -------          -------
NET LOSS                          $  (14,079)         $ (12,145)      $  (3,847)
                                   ---------            -------          -------

See accompanying notes to combined financial statements.

MERISEL, INC.'S EUROPEAN, LATIN AMERICAN AND
MEXICAN SUBSIDIARIES


COMBINED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                      RETAINED
                                                      ADDITIONAL      EARNINGS         CUMULATIVE
                                            CAPITAL     PAID-IN     (ACCUMULATED       TRANSLATION
                                             STOCK      CAPITAL       DEFICIT)          ADJUSTMENT       TOTAL
                                            -------   ---------     ------------       -----------       -----

BALANCE
  DECEMBER 31, 1992                         $3,878    $  4,383       $  7,804            $   121         $16,186

  Conversion of debt to equity                          24,909                                            24,909
  Cumulative translation
    adjustment                                                                           (4,519)          (4,519)
Net loss                                                               (3,847)                            (3,847)
                                           --------   --------       --------            ------          -------

BALANCE AT
  DECEMBER 31, 1993                          3,878      29,292          3,957            (4,398)          32,729

  Conversion of debt to equity                          29,469                                            29,469
  Cumulative translation
    adjustment                                                                            1,426            1,426
  Net loss                                                            (12,145)                           (12,145)
                                           --------   --------       --------            ------          -------
BALANCE AT
  DECEMBER 31, 1994                          3,878      58,761         (8,188)           (2,972)          51,479

  Other                                                   (149)                                             (149)
  Cumulative translation
    adjustment                                                                            6,284            6,284
  Net loss                                                            (14,079)                           (14,079)
                                           --------   --------       --------            ------          -------
BALANCE AT
  DECEMBER 31, 1995                         $3,878     $58,612        (22,267)           $3,312          $43,535
                                           ========   ========       ========            ======          =======


            See accompanying notes to combined financial statements.


MERISEL, INC'S. EUROPEAN, LATIN AMERICAN AND
MEXICAN SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                       YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                1995           1994            1993

CASH FLOWS FROM OPERATING ACTIVITES
 Net loss                                                     $(14,079)       $(12,145)    $  (3,847)
 Adjustments to reconcile net loss to net cash provided
   by (used for) operating activities:
   Depreciation and amortization                                 3,847           3,064         2,181
   Provision for doubtful accounts                               4,223           5,893         3,738
   Deferred income taxes                                          (148)           (678)          268
   Changes in assets and liabilities, net of the effects from acquisitions:
     Accounts receivable                                       (45,025)        (51,606)      (44,344)
     Inventories                                               (51,518)        (22,013)      (26,999)
     Prepaid expenses and other assets                           1,562           2,574        (3,910)
     Income taxes receivable                                    (3,864)         (1,050)
     Accounts payable                                           48,843          10,489        27,296
     Accured liabilities                                        23,671           8,964        (3,951)
     Income taxes payable                                                       (2,572)         (898)
     Intercompany payable                                          206           1,193            84
                                                              --------        --------     ---------

        Net cash used for operating activities                 (32,282)        (57,887)      (50,382)
                                                              --------        --------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                             (2,157)         (9,597)       (5,405)
 Proceeds from sale of property and equipment                    1,610             182           776
                                                              --------        --------     ---------

        Net cash used for investing activities                    (547)         (9,415)       (4,629)
                                                              --------        --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings under revolving line of credit                      10,000          49,406        60,300
 Repayments under revolving line of credit                     (33,045)        (30,623)      (13,194)
 Short-term debt                                                   212             503         8,387
 Payment on capital lease obligation                            (1,204)
 Borrowings from affiliates                                      2,859          45,530
 Proceeds from sale of accounts receivable                      46,559
                                                              --------        --------     ---------

        Net cash provided by financing activities               25,381          64,816        55,493
                                                              --------        --------     ---------

   See accompanying notes to combined financial statements.          (Continued)


MERISEL, INC'S. EUROPEAN, LATIN AMERICAN AND
MEXICAN SUBSIDIARIES


COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                    YEARS ENDED DECEMBER 31,
                                                            --------------------------------------
                                                              1995            1994         1993

EFFECT OF EXCHANGE RATE CHANGES ON CASH                     $  5,244         $ 1,613     $  (635)
                                                            --------         -------     -------
NET (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                            (2,204)           (873)       (153)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                          2,204           3,077       3,230
                                                            --------         -------     -------

CASH AND CASH EQUIVALENTS, END OF PERIOD                    $    --          $ 2,204     $ 3,077
                                                            ========         =======     =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -
  Cash paid (received) during the years for:
    Interest                                                $  7,346         $ 3,694     $ 2,864
    Income taxes                                              (2,223)           (727)      1,165
    Noncash activities:
      Capital lease obligations entered into                   5,708
      Debt to equity conversion                                               29,469      24,909



  See accompanying notes to combined financial statements.          (Concluded)

MERISEL, INC'S. EUROPEAN, LATIN AMERICAN AND
MEXICAN SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - The accompanying combined financial statements include the accounts of Merisel Europe, Inc. and subsidiaries ("Europe"), Merisel Mexico S.A. de C.V. ("Mexico") and Merisel Latin America Inc.
      ("Latin America"), (collectively referred to herein as "EML" or the "Company") all of whom represent wholly owned subsidiaries of Merisel, Inc. ("Merisel" or the "Parent") and were included in Merisel's financial statements for the years ended December 31, 1993, 1994 and 1995. Merisel is a distributor of computer hardware and software products.
      On October 4, 1996, Merisel completed the sale of EML to CHS Electronics, Inc. ("CHS").

      RISKS AND UNCERTAINTIES - EML distributes computer hardware and software products in Europe, Mexico and Latin America. The diversity and breadth of its product and services offerings, customers and geographic operations mitigate significantly the risk that a severe impact will occur in the near term as a result of changes in its customer base, competition or composition of its markets. Although EML regularly stocks products and accessories supplied by more than 500 manufacturers, 66% of the Company's net sales in 1995 (as compared to 62% in 1994 and 61% in 1993) were derived from products sold by EML's ten largest manufacturers.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectibility of accounts receivable, inventory, accounts payable, sales returns and recoverability of long-term assets.

      NEW ACCOUNTING PRONOUNCEMENTS - In 1995, the Company implemented Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This standard prescribes the method for impairment evaluation for long-lived assets and certain intangibles that are either held and used or to be disposed of. The Company was in compliance with this standard prior to adoption.

      REVENUE RECOGNITION, RETURNS AND SALES INCENTIVES - The Company recognizes revenue from hardware and software sales as products are shipped. The Company, subject to certain limitations, permits its customers to exchange products or receive credits against future purchases. The Company offers its customers several sales incentive programs that, among others, include funds available for cooperative promotion of product sales. Customers earn credit under such programs based upon volume of purchases. The cost of these programs is partially subsidized by marketing allowances provided by the Company's manufacturers. The allowances for sales returns and costs of customer incentive programs are accrued concurrently with the recognition of revenue.
                                       -7-

      CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

      INVENTORIES - Inventories are valued at the lower of cost or market; cost is determined on the average cost method.

      PROPERTY AND DEPRECIATION - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the life of the lease or the improvement.

      The Company capitalizes all direct costs incurred in the construction of facilities and the development and installation of new computer and warehouse management systems. Such amounts include the costs of materials and other direct construction costs, purchased computer hardware and software, outside programming and consulting fees and direct employee salaries.

      COSTS IN EXCESS OF NET ASSETS ACQUIRED - Costs in excess of net assets acquired is being amortized over 40 years. Accumulated amortization was $45,000 and $168,000 at December 31, 1994 and 1995, respectively.

      The Company reviews the recoverability of intangible assets to determine if there has been any permanent impairment. This assessment is performed based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of intangible assets. If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized, measured by the difference between the carrying value and fair value of the assets.

      INCOME TAXES - Europe and Mexico file separate income tax returns. Latin America, a United States Corporation, does not file separate federal and state tax returns; instead its operating results are included with Merisel's consolidated United States federal and state income tax returns. In 1993, 1994 and 1995, Merisel allocated a tax provision to Latin America, which was computed as if Latin America had filed its income tax returns on a stand-alone basis. The 1993, 1994 and 1995 income tax provision (benefit) also include amounts allocated by Merisel to Europe related to the utilization of European net operating losses in Merisel's United States federal income tax return.

      INTERCOMPANY ACCOUNTS PAYABLE - Intercompany accounts payable represents amounts due from Merisel related to the purchase of product. Total purchases from Merisel were $24,568,000, $20,709,000 and $26,159,000 during the years ended December 31, 1995, 1994 and 1993, respectively.

      INTERCOMPANY SUNDRY PAYABLES - Intercompany sundry payables represent amounts due to Merisel for allocated expenses such as general corporate functions and administrative personnel. These amounts do not bear interest or have fixed repayment terms.

      ADVANCES FROM MERISEL, INC. - Merisel advances funds to EML on a periodic basis to assist EML on meeting its obligations on a timely basis. These advances bear interest at Merisel's average cost of funds plus 1% and have no fixed repayment terms. Interest expense related to these advances was $2,881,000, $1,035,000 and $272,000 for the years ended December 31, 1995,
      1994 and 1993, respectively.

      ALLOCATED EXPENSES FROM MERISEL - Selling, general and administrative expenses include $5,368,000, $4,808,000 and $4,011,000 for the years ended December 31, 1995, 1994 and 1993, respectively to reflect the allocation of expenses for general corporate functions and administrative personnel.

      CONCENTRATION OF CREDIT RISKS - Financial instruments which subject the Company to credit risk consist primarily of cash equivalents, trade accounts receivable, and forward foreign currency exchange contracts. Concentration of credit risk with respect to trade accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluation of its customers, maintains an allowance for potential credit losses and, in certain locations, maintains credit insurance.

      The Company diversifies its credit risk with respect to forward foreign exchange contracts due to the number of institutions with which it enters into contracts. The Company actively evaluates the creditworthiness of the financial institution with which it conducts business.

      FAIR VALUES OF FINANCIAL INSTRUMENTS - Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, long-term debt, advances from Merisel, Inc. and foreign exchange contracts. The fair value of cash and cash equivalents, accounts receivable and accounts payable closely approximate their carrying value due to their short maturities. The fair value of long term debt and foreign exchange contracts are estimated based on reference to quoted market prices and closely approximate their carrying value. The fair value of advances from Merisel, Inc. cannot be determined based on the related party nature of the instrument.

      FOREIGN CURRENCY TRANSLATION - EML's assets and liabilities were translated into United States dollars at the exchange rate in effect at the close of the period. Revenues and expenses of these subsidiaries were translated at the average exchange rate during the period. The aggregate effect of translating the financial statements of EML at the above rates is included in a separate component of stockholder's equity entitled Cumulative Translation Adjustments.

      FOREIGN EXCHANGE INSTRUMENTS - The Company's use of derivatives is limited to the purchase of foreign exchange contracts, which are used to minimize foreign exchange transaction gains and losses. The Company purchases forward dollar contracts to hedge commitments to acquire inventory for sale and does not use the contracts for trading purposes. The Company's foreign exchange rate contracts minimize the Company's exposure to exchange rate movement risk, as any gains or losses on these contracts are offset by gains and losses on the transactions being hedged. The foreign exchange contracts have varying maturities through April 23, 1996. At December 31, 1995, the Company had approximately $13.3 million of foreign exchange contracts outstanding, the carrying value of which does not differ significantly from their fair value. In 1993, there was a net foreign currency gain of $261,000 and there were net foreign currency losses of $642,000 and $1,292,000 in 1995 and 1994, respectively. The 1994 loss was primarily due to the devaluation of the Mexican Peso Further declines in value of the Mexican Peso against the United States dollar contributed $383,000 to the loss in 1995, with the balance made up of losses from transactions in other foreign currencies. These amounts are recorded as other expense.

      FISCAL PERIODS - The Company's fiscal year is the 52 or 53 week period ending on the Saturday nearest to December 31 and its fiscal quarters are the 13 or 14 week periods ending on the Saturday nearest to March 31, June 30, September 30 and December 31. For clarity of presentation, the Company has described year-ends presented as if the years ended on December 31, quarter-ends presented as if the quarters ended on March 31, June 30, September 30 and December 31. The 1995, 1994 and 1993 fiscal years were 52 weeks in duration. All quarters presented for 1995 and 1994 were 13 weeks in duration.

2.    RESTRUCTURING CHARGE

      In 1995, Merisel recorded aggregate charges of $4,089,000 associated with re-sizing and restructuring its European operations. Of this amount, $2,164,000 consisted of severance charges for the involuntary termination of 61 employees and $1,925,000 for the consolidation of warehouses. As of December 31, 1995, $1,932,000 of this charge remained in accrued liabilities.

3.    SALES OF ACCOUNTS RECEIVABLE

      Effective October 16, 1995, Merisel U.K., Ltd. (the "United Kingdom") entered into a receivables purchase agreement with a securitization company to provide funding for Merisel's U.K. subsidiary. In accordance with this agreement, Merisel U.K. sells receivables to the securitization company on an ongoing basis, which yields proceeds of up to 25 million pounds sterling. The facility has no fixed expiration date but will expire no earlier than 18 months from the effective date following three to six months prior written notice from the securitization company. The receivables are sold at face value with payment of a portion of the purchase price being deferred. As of December 31, 1995 the total amount outstanding under this facility was $26,000,000.

      Effective December 31, 1994, the Company structured an intercompany asset securitization agreement that provided funding for the United Kingdom. In accordance with the agreement, the United Kingdom sold receivables at face value to Merisel Canada on an ongoing basis which yielded proceeds of up to 12.5 million pounds sterling. In January 1995, Merisel Canada purchased $15,000,000 of United Kingdom accounts receivables. This facility expired in October 1995.

      In December 1995, the Company structured an intercompany asset securitization agreement that provided funding for Merisel Germany DNS ("Germany"). In accordance with the agreement, Germany sells accounts receivables at face value to Merisel Canada on an ongoing basis. As of December 31, 1995, $20,483,000 of trade receivables were sold under this agreement for which cash was received from Merisel Canada.

      Fees incurred in connection with the sales of accounts receivable were $1,308,000 for the year ended December 31, 1995, of which $1,140,000 relate to intercompany asset securitization. These fees are recorded in other expenses.

4.    PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following (in thousands):

                                            ESTIMATED         DECEMBER 31,
                                           USEFUL LIFE   -----------------------
                                           (IN YEARS)      1995           1994

    Land and building                          20        $   262        $   433
    Equipment                                3 to 7       13,531          8,861
    Furniture and fixtures                   3 to 5        5,504          3,753
    Leasehold improvements                   3 to 20       8,962          2,408
    Construction in progress                                              6,097
                                                         -------        -------

    Total                                                 28,259         21,552
    Less accumulated depreciation and amortization        10,391          6,772
                                                         -------        -------

    Property and equipment, net                          $17,868        $14,780
                                                         =======        =======

5.    INCOME TAXES

      The (benefit) provision for income taxes consisted of the following (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                              ------------------------------
                                                1995       1994       1993

Current:
  Federal                                     $   826      $   469     $  236
  State                                            42           26         13
  Foreign                                      (6,287)      (3,169)       164
                                              -------      -------     ------

  Total current                                (5,419)      (2,674)       413

Deferred:
  Domestic                                        (63)        (120)
  Foreign                                         (85)        (558)       268
                                              -------      -------     ------

  Total deferred                                 (148)        (678)       268
                                              -------      -------     ------

Total (benefit) provision                     $(5,567)     $(3,352)    $  681
                                              =======      =======     ======

      The current foreign tax (benefit) provision includes $4,969,000, $2,419,000 and $559,000 of benefit for the years ended December 31, 1995, 1994 and 1993 allocated by Merisel to Europe related to the utilization of European net operating losses in Merisel's United States federal income tax return.

      Deferred tax liabilities and assets were comprised of the following (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                    1995              1994

Deffered tax liabilities -
  Expenses accruals                              $   (312)         $  (398)
                                                  --------          -------
Deferred tax assets:
  Net operating loss foreign subsidiaries            2,350            3,095
  Expense accurals                                     223              160
  Valuation allowances                              (2,350)          (3,095)
                                                  --------          -------

Total                                             $    223          $   160
                                                  ========          =======

Net deferred tax liability                        $    (89)         $  (238)
                                                  ========          =======

The major elements contributing to the difference between the federal statutory tax rate and the effective tax rate are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1995         1994     1993
Statutory rate                                                 (35.0)%    (35.0)%   (35.0)%
State income taxes, less effect of federal deduction            (1.2)      (1.5)     (2.9)
Foreign income subject to tax at other than statutory rate       2.8        2.0       4.1
Foreign losses with benefits at other than statutory rate        5.1       13.2      60.1
Utilization of net operating losses of foreign
 subsidiary                                                                (0.3)     (4.7)
Other                                                                                (0.1)
                                                              ------      -----     -----

Effective tax rate                                             (28.3)%    (21.6)%    21.5%
                                                              ======      =====     =====


6.    DEBT

      At December 31, 1995, Merisel Europe, Inc. and Merisel Americas, Inc. were co-borrowers under a $150 million revolving credit agreement (the "Revolving Credit Agreement"). The Revolving Credit Agreement, as amended, is due on May 31, 1997. At December 31, 1995, $59.3 million of a total $103 million outstanding under the Revolving Credit Agreement was advanced to Europe. Advances under the Revolving Credit Agreement bear interest at specific rates based upon market reference rates and the Company's performance relative to specific levels of debt to total capitalization. The average interest rate for the Revolving Credit Agreement was approximately 8% and 6.4% at December 31, 1995 and 1994, respectively. Merisel is also required to pay a commitment fee on the unused available funds on the Revolving Credit Agreement. The Revolving Credit Agreement, which was amended in February 1995, contains various covenants, including those which prohibit the payment of cash dividends, require a minimum amount of tangible net worth and place limitations on the acquisition of assets. The agreement also requires Merisel or certain of its subsidiaries to maintain certain specified financial ratios, including interest coverage, minimum adjusted tangible net worth, total debt equivalents to adjusted tangible net worth, inventory turnover, minimum accounts payable and minimum accounts payable to inventory. Subsequent to year-end, the Revolving Credit Agreement was amended as a result Merisel's noncompliance with certain covenants.

      In addition, certain of the European subsidiaries have unsecured lines of credit denominated in their local currencies under which, as of December 31, 1995, they were able to borrow an aggregate of approximately $34 million. The Company had borrowings outstanding under such lines of credit of $21.6 million and $21.4 million at December 31, 1995 and 1994, respectively. The weighted average interest rate for such lines of credit at December 31, 1995 was 10%.

7.    CAPITALIZED LEASES

      The Company leases certain warehouse and computer equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease.

      Property and equipment includes the following amounts for leases that have been capitalized (in thousands):


         Machinery and equipment                                  $5,708
         Less accumulated depreciation                               313
                                                                  ------

         Total                                                    $5,395
                                                                  ======

      Future minimum payments for capitalized leases were as follows at December 31, 1995 (in thousands):

     1996                                                        $1,490
     1997                                                         1,490
     1998                                                         1,490
     1999                                                         1,156
     2000                                                         1,059
                                                                 ------

     Total minimum lease payments                                 6,685
     Less amount representing interest                            1,072
                                                                 ------

     Present value of net minimum lease payments                  5,613
     Less current maturities                                      1,109
                                                                 ------

     Long-term obligation                                        $4,504
                                                                 ======


8.    COMMITMENTS AND CONTINGENCIES

      The Company leases its facilities and certain equipment under noncancelable operating leases. Future minimum rental payments, under leases that have initial or remaining noncancelable lease terms in excess of one year are $5,949,273 in 1996; $5,277,901 in 1997; $6,045,856 in
      1998; $3,871,969 in 1999; $3,622,024 in 2000; and $12,743,541 thereafter.
      Certain of the leases contain inflation escalation clauses and requirements for the payment of property taxes, insurance, and maintenance expenses. Rent expense for 1995, 1994 and 1993 was $4,615,000, $4,736,000 and $3,764,000, respectively.

      EML is involved in certain other legal proceedings arising in the ordinary course of business, none of which is expected to have a material impact on its financial statements.

9.    SEGMENT INFORMATION

      EML operations involve a single industry segment - the wholesale distribution of computer hardware and software products. The geographic areas in which the EML operates are Europe (United Kingdom, France, Germany, Switzerland and Austria), and Other International (Latin America and Mexico). Net sales, operating income (before interest, other nonoperating expenses and income taxes) and identifiable assets by geographical area were as follows (in thousands):


                                               OTHER
                             EUROPE        INTERNATIONAL      ELIMINATIONS    COMBINED
                             ------        -------------      ------------    --------
1993

Net sales:
 Unaffiliated customers     $531,939          $136,549                        $668,488
 Transfers between
  geographical areas          12,042                            $ (12,042)
                            --------         ---------           --------     --------
 Total                      $543,981          $136,549          $ (12,042)    $668,488
                            ========         =========           ========     ========
 Operating (loss) income    $   (451)         $  1,996                        $  1,545
                            ========         =========                        ========
 Identifiable assets        $256,986          $ 42,216          $ (71,908)    $227,294
                            ========          ========           ========     ========

1994

Net sales:
 Unaffiliated customers     $783,637          $210,552                        $994,189
 Transfers between
  geographical areas              94                            $     (94)
                            --------          --------           --------     --------
 Total                      $783,731          $210,552          $     (94)    $994,189
                            ========          ========           ========     ========
 Operating (loss) income    $ (9,023)         $  3,934                        $ (5,089)
                            ========          ========                        ========
 Identifiable assets        $337,064          $ 62,463          $(104,255)    $295,272
                            ========          ========           ========     ========



                                      -14-



Net sales:
 Unaffiliated customers   $1,051,493          $227,989                      $1,279,482
 Transfers between
  geographical areas          46,003                            $ (46,003)
                           ---------          --------           --------    ---------
 Total                    $1,097,496          $227,989          $ (46,003)  $1,279,482
                           =========          ========           ========    =========
 Operating (loss) income    $(12,530)         $  4,850                      $   (7,680)
                           =========          ========                       =========
 Identifiable assets        $417,753          $ 62,960          $(139,010)    $341,703
                           =========          ========           ========    =========

10.   QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected financial information for the quarterly periods for the fiscal years ended 1994 and 1995 is presented below (in thousands, except per share amounts):

                                                    1994
                          ------------------------------------------------------
                          March 31     June 30      September 30     December 31

Net sales                $241,355      $221,124     $236,392          $295,318
Gross profit               17,015        16,722       16,948            21,123
Net (loss)                   (493)       (1,719)      (3,077)           (6,856)


                                                    1995
                          ------------------------------------------------------
                          March 31     June 30      September 30     December 31

Net sales                $325,834      $279,559     $296,400          $359,689
Gross profit               22,909        20,313       20,255            22,232
Net (loss)                 (2,716)       (2,814)      (3,438)           (5,111)


      In the fourth quarter 1995, EML's European Distribution Center experienced system software start-up problems that created substantial shipping and receiving errors, and resulted in an additional charge of $1.5 million. Another $2.5 million charge was taken in the fourth quarter of 1995 to expense start-up costs of the European Distribution Center. In the first and second quarters of 1995, EML recorded charges under its restructuring plan which reduced operating income by approximately $2,890,000 and $1,199,000, respectively.

                                    ******

                                ATTACHMENT 7(b)

CHS ELECTRONICS, INC.

Pro Forma Condensed Consolidated Financial Statements (Unaudited)

         The following pro forma condensed consolidated statements of operations for the year ended December 31,1995 and the nine months ended September 30, 1996 give effect to the acquisition by the Company of the European, Latin American and Mexican subsidiaries of Merisel Inc. on September 27,1996. This acquisition is being accounted for using the purchase method of accounting. The pro forma consolidated condensed statements of operations present the proforma results of operations assuming the acquisition occurred on January 1,1995. A pro forma consolidated condensed balance sheet is not presented since the acquisition was recorded in the balance sheet presented in the Company's Form 10-Q for the quarter ended September 30,1996.

         The unaudited pro forma consolidated condensed statements of operations have been prepared based upon the historical financial statements of the Company and the acquired subsidiaries for the periods stated above. Such pro forma statements may not be indicative of the results that would have occurred if the acquisitions had been consummated on the indicated dates, or of the operating results that may be achieved by the combined companies in the future. The pro forma financial statements should be read in conjunction with the financial statements and related notes of the Company.

                              CHS ELECTRONICS, INC.
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                           (In $000, except share data)

                                   HISTORICAL  ACQUIRED     PRO FORMA
                                      CHS     SUBSIDIARIES  ADJUSTMENTS COMBINED
                                   ---------  ------------  ----------- --------
  Net sales                         936,703    1,279,482               2,216,185

  Cost of sales                     868,716    1,193,673               2,062,389
                                   ------------------------------      ---------
  Gross profit                       67,987       85,809                 153,796

  Operating expenses                 57,188       95,696   (4,200) (b)   137,458
                                                           (2,078) (c)
                                                           (1,202) (d)
                                                           (7,946) (e)
                                   ------------------------------      ---------
  Operating income                       10,799   (9,887)  15,426         16,338

  Interest expense (income)               4,697    9,759   (2,827)        14,722
                                                            3,093  (g)
                                   ------------------------------     ----------
  Earnings before income tax              6,102  (19,646)  15,160          1,616

  Provision for income tax                1,797   (5,567)   4,556  (h)       786
                                   ------------------------------    -----------
  Net earnings                      $     4,305  (14,079) $10,604    $       830
                                   ==============================    ===========

  Net earnings per common share-
    primary                               $0.59                            $0.11
                                   ============                      ===========
  Net earnings per common share-
    fully diluted                         $0.59                            $0.11
                                   ============                      ===========
  Weighted average number
   of common shares outstanding-
    primary                           7,282,785                        7,282,785
                                   ============                      ===========
  Weighted average number
    of common shares outstanding-
    fully diluted                     7,282,785                        7,282,785
                                   ============                      ===========

                              CHS ELECTRONICS, INC.
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        9 MONTHS ENDED SEPTEMBER 30, 1996
                          (In $000, except share data)

                                   HISTORICA  ACQUIRED   PRO FORMA
                                      CHS     COMPANY  ADJUSTMENTS     COMBINED
                                   ---------  -------- -----------     --------

  Net sales                          995,710  1,059,912                2,055,622

  Cost of sales                      922,292    986,549       119 (e)  1,908,960
                                   ------------------------------      ---------

  Gross profit                        73,418     73,363      (119)       146,662

  Operating expenses                  58,134     68,351    (1,817)(b     123,125
                                                           (2,054)(c)
                                                             (639)(d)
                                                            1,150 (e)
                                   ------------------------------      ---------
  Operating income                    15,284      5,012     3,241         23,537

  Interest expense(income)             4,455      9,577    (1,735)(f)     12,297

  Earnings before income tax and   ------------------------------      ---------
   minority interest                  10,829     (4,565)    4,976         11,240

  Provision for income tax             3,539      1,690       210 (h)      5,439
                                   ------------------------------      ---------
  Earnings before minority interest    7,290     (6,255)    4,766          5,801

  Minority interest                    1,250          0          0         1,250
                                   ------------------------------      ---------
  Net earnings                      $  6,040  $  (6,255) $  4,766      $   4,551
                                   ==============================      =========
  Net earnings per common share-
   primary                             $0.62                               $0.47
                                   =========                           =========
  Net earnings per common share-
   fully diluted                       $0.57                               $0.43
                                   =========                           =========
  Weighted average number
   of common shares outstanding-
   primary                         9,687,440                           9,687,440
                                   =========                           =========
  Weighted average number
   of common shares outstanding-
   fu1ly diluted                  10,658,831                          10,658,831
                                  ==========                          ==========

CHS ELECTRONICS, INC.

Notes to Unaudited Pro Forma Consolidated Condensed Statements of Operations

a. On September 27,1996, the Company acquired certain assets as well as 100 % of certain European, Latin American and Mexican subsidiaries of Merisel, Inc. ( collectively referred to as ELM ) for consideration equal to book value less certain deductions specified by the contract plus the assumption of all intercompany debt due to Merisel, Inc. The operations acquired served the market areas of France, U.K. Austria, Switzerland, Germany, Mexico and Latin America. The facilities acquired were in France, U.K., Austria, Switzerland, Germany , Mexico, Miami, Florida and a warehouse in Helmond, Netherlands. The business of ELM is distribution of computers and peripherals in a similar manner to that of the Company. This transaction is accounted for under purchase accounting. The actual purchase price of ELM will not be known until an audit is completed of the balance sheet as of the date of acquisition and a review of such audit is completed by the Company. Based on preliminary information, the Company anticipates that the discounts from book value related to the purchase price will be approximately equal to the adjustments to fair value to the assets and liabilities of ELM related to restructuring and other reserves. As a result there is no goodwill anticipated at this time and therefore no amortization of goodwill as a proforma adjustment.

b. To eliminate operating costs of European headquarters personnel no longer employed by the Company after the acquisition.

c. To eliminate Merisel Inc. corporate overhead charged to ELM. The Company has recorded all its overhead and does not anticipate hiring additional staff to manage ELM.

d. To eliminate the cost of computer system rented from Merisel, Inc. in excess of the cost of running the system currently.

e. To eliminate non recurring charges and credits related to restructing charges, pre-opening, and other costs relating to the opening of the warehouse facility in Helmond, that the Company will dispose of as a part of the acquisition.

f. To reduce interest expense from the rates charged by Merisel, Inc. on the intercompany debt to the interest rates being incurred on the debt that replaced the intercompany debt.

g. To adjust interest expense for interest credits in the European headquarters branch not acquired by the Company.

h To adjust tax benefit based on the above adjustments based on the blended rate for the European subsidiaries.